Exhibit 4.60.1

SCHEDULE OF SUPPLEMENTAL AGREEMENT TO THE STRUCTURE CONTRACTS AMONG FANG HOLDINGS LIMITED, SHAREHOLDERS OF A CONSOLIDATED CONTROLLED ENTITY, THE CONSOLIDATED CONTROLLED ENTITY AND CERTAIN PRC SUBSIDIARIES OF FANG HOLDINGS LIMITED

	Date of Agreement	Date of Original Structured Contracts	Subsidiary of Fang Holdings Limited	Consolidated Controlled Entity

1.	January 28, 2019	December 20, 2015	Jia Tian Xia Network Technology Co., Ltd.	Beijing Jia Tian Xia Advertising Co., Ltd.

2.	August 23, 2019	December 20, 2015	Jia Tian Xia Network Technology Co., Ltd.	Beijing SouFun Internet Information Service Co., Ltd.

3.	December 23, 2019	May 15, 2018	Beijing Tuo Shi Huan Yu Network Technology Co., Ltd.	Beijing Century Jia Tian Xia Technology Development Co., Ltd.

4.	December 22, 2019	December 20, 2015	Jia Tian Xia Network Technology Co., Ltd.	Beijing Li Tian Rong Ze Technology Development Co., Ltd.

5.	December 24, 2019	May 15, 2018	Beijing Tuo Shi Huan Yu Network Technology Co., Ltd.	Beijing SouFun Science and Technology Development Co., Ltd.

6.	February 25, 2019	May 15, 2018	Beijing Tuo Shi Huan Yu Network Technology Co., Ltd.	Beijing Yi Ran Ju Ke Technology Development Co., Ltd.

7.	December 24, 2019	December 30, 2016	Beijing SouFun Network Technology Co., Ltd.	Beijing Gu Tian Xia Information Co., Ltd.